SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 22, 2008

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sale of Equity Securities.

On July 22, 2008, Boston Private Financial Holdings, Inc. (“Boston Private”) announced that it entered in to an investment agreement (the “Investment Agreement”) with The Carlyle Group (“Carlyle”) pursuant to which Boston Private will raise in the aggregate approximately $75,000,000 (the “Private Offering”). Under the terms of the Investment Agreement, an entity controlled by Carlyle (the “Purchaser”) has agreed to purchase shares of a newly-created non-voting Series A Mandatorily Convertible Preferred Stock (the “Series A Preferred Stock”) and shares of a newly-created non-voting Series B Contingent Convertible Preferred Stock (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”). The Purchaser will purchase shares of Series A Preferred Stock equal, on an as-converted basis, to approximately 9.99% of Boston Private’s outstanding shares, including the shares sold pursuant to the concurrent public offering (the “Public Offering”) and shares issuable upon conversion of the Series A of Preferred Stock, with a conversion price of $5.52 per share, subject to customary anti-dilution adjustments, and shares of Series B Preferred Stock equal, on an as-converted basis when combined with the Series A Preferred Stock, to approximately 19% of Boston Private’s outstanding shares, including the shares sold pursuant to the Public Offering and shares issuable upon conversion of both series of Preferred Stock, with a conversion price of $5.52 per share, subject to customary anti-dilution adjustments. In connection with the investment, for every five shares of common stock issuable upon conversion of the Preferred Stock, the Purchaser will receive warrants (“Warrants”) to purchase two shares of common stock during the next five years at a price of $6.62 per share. As a result, the Purchaser’s economic interest in Boston Private, assuming conversion of all of the Preferred Stock and exercise of all of the Warrants, would be approximately 24.99%.

The Series A Preferred Stock will automatically convert into shares of common stock on the first business day following the shareholders’ meeting called to approve the potential issuance of shares of common stock upon conversion of the Series B Preferred Stock and exercise of the Warrants regardless of the outcome of the votes at the meeting. The issuance of common stock upon conversion of the Series B Preferred Stock and exercise of the Warrants is subject to shareholder approval.

The Purchaser cannot convert the Preferred Stock or exercise the Warrants if as a result it would own, in the aggregate, greater than 9.99% of Boston Private’s outstanding common stock. Subject to certain exceptions, none of the securities sold to the Purchaser under the Investment Agreement may be transferred for a period of 18 months after closing. So long as Carlyle owns not less than 5% of the common stock (assuming conversion of all the Preferred Stock and exercise of all of the Warrants), at any time that Boston Private makes an offering of any equity securities or securities convertible into equity securities, subject to customary exceptions, including shares issued in acquisitions and to employees, the Purchaser will have a preemptive right to acquire from Boston Private its pro-rata share of such securities for the same price (net of any underwriting discounts or sales commissions) and on the same terms. In addition, Boston Private has granted the Purchaser registration rights that (i) require Boston Private to file a shelf registration statement no later than 6 months after closing of the Private Offering and to maintain its effectiveness, subject to customary blackout periods and other exceptions and (ii) grant the Purchaser the right to participate in Boston Private’s future registered offerings, subject to customary exceptions.

The investment is subject to a number of conditions, including completion of the Public Offering and the Private Offering for aggregate net proceeds of at least $150 million and that the aggregate number of shares of common stock to be issued in the Public Offering (assuming full exercise of the underwriters’ over-allotment option in the Public Offering) and the Private Offering (assuming conversion of all of the Preferred Stock and exercise of all the Warrants) not exceed 49.99% of the total number of shares outstanding after the offerings (based on an assumption that there are 39.75 million outstanding shares of common stock prior to the Public Offering and the Private Offering, assuming conversion of all of the Preferred Stock and exercise of all the Warrants and full exercise of the underwriter’s over-allotment option in the Public Offering and the Purchaser’s exercise of its anti-dilution rights with respect thereto).

In entering into the Investment Agreement, Boston Private relied on the provisions of Section 4(2) of the Securities Act of 1933, as amended, in claiming exemption for the offering, sale and future delivery of such securities from registration under the Securities Act.

Item 8.01	Other Events.

On July 23, 2008, Boston Private entered into an underwriting agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc., as representative of the underwriters named therein (the “Underwriters”), in connection with the offer and sale by Boston Private of 16,000,000 shares of its common stock, par value $1.00 per share (the “Common Stock”), and the grant to the Underwriters of an option to purchase an additional 2,400,000 shares of Common Stock to cover over-allotments. On July 28, 2008, the Underwriters exercised their option to purchase the additional shares in full. The offering is expected to close on July 29, 2008. The shares were offered under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to the Boston Private’s shelf registration statement on Form S-3 (File No. 333- 123327). A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits- See Exhibit Index following signature page.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ David J. Kaye
Name:	David J. Kaye
Title:	Chief Financial Officer

Date: July 28, 2008

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement dated July 23, 2008.